Exhibit 99.1

XL Group plc
XL House
One Bermudiana Road
Hamilton HM08
Bermuda
Phone: (441) 292-8515
Fax: (441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES SECOND QUARTER 2011 RESULTS

•	Operating net income[1] of $243.1 million, or $0.75 per share, for the quarter

•	Net income attributable to ordinary shareholders of $225.7 million, or $0.69 per share for the quarter

•	P&C operations combined ratio of 94.9% for the quarter

•	Natural catastrophe losses of $68.3 million, net of reinstatement premiums, recorded for the quarter

•	Fully diluted book value per ordinary share[2] of $30.87 at June 30, 2011, an increase of 6.3% in the quarter

•	Share buybacks resumed during the quarter and totaled 4.3 million shares

•	Gross P&C premiums written increased by 16.9% compared to the prior year quarter, primarily driven by select new business

1 Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating net income” and “annualized return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.” The results from prior periods have been reclassified to conform to the current period presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and of “annualized return on ordinary shareholders’ equity” based on operating net income to average ordinary shareholders’ equity.

2 Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The dilutive impact of the Company’s equity security units has been included within fully diluted book value per ordinary share under the “treasury stock” method. Had this dilution been calculated under the “if-converted” method, the result would have been $30.19 per ordinary share at June 30, 2011. The Company believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

HAMILTON, BERMUDA – August 2, 2011 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2011 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“XL’s strong second quarter performance was built on a broad foundation, as all of our key value drivers contributed to an annualized operating ROE of 10.3%. Our risk management discipline has put XL’s catastrophe loss experience, measured as a percentage of shareholders’ equity, among the best of our peers for both the second quarter and the year to date. XL continued to pursue profitable underwriting opportunities in both existing and expanded markets, and added teams and leaders in lines we consider attractive. Our semi-annual actuarial review of XL’s P&C risk portfolio, which followed our prudent reserving practices, resulted in continued favorable development. Our operating expense run-rate was in line with the last two quarters. XL’s capital strength supported our underwriting expansion, strategic initiatives and the recommencing of our share buyback program, resulting in second quarter buybacks of 4.3 million shares.”

Highlights - Three and six months ended June 30

(U.S. Dollars in thousands except per share amounts)

	Three months ended June 30		Six months ended June 30

	2011	2010	2011	2010

Net income (loss) attributable to ordinary shareholders	$225,663	$191,811	$(1,621)	$319,807
Per ordinary share-fully diluted	$0.69	$0.56	$(0.01)	$0.93

Operating net income (loss) [1]	$243,133	$242,574	$80,144	$392,186
Per ordinary share-fully diluted	$0.75	$0.71	$0.25	$1.14

•

Operating net income was consistent with the prior year quarter as select new business growth combined with an increase in income from operating affiliates and positive prior year loss development was largely offset by larger natural catastrophe losses and other large individual losses incurred during the current quarter.

•

Net investment income for the quarter was $296.5 million compared to $302.6 million in the prior year quarter and $280.3 million for the first quarter of 2011. The decline against the prior year was primarily due to lower U.S. interest rates and cash outflows from the P&C invested portfolio.

•	Net income from affiliates contributed $56.5 million in the quarter compared to $40.1 million in the prior year quarter as a result of strong performance primarily from investment manager affiliates.

•	Net realized investment losses for the quarter were $9.5 million compared to $61.4 million in the prior year quarter.

•	Fully diluted book value per ordinary share increased by 6.3% from the prior quarter driven primarily by earnings combined with the benefit of share buybacks and unrealized gains in investments.

•

During the quarter, the Company purchased 4.3 million shares for $92.3 million at an average price of $21.36, which was accretive to book value per ordinary share by $0.12. Since June 30, 2011, the Company purchased an additional 7.3 million shares for $157.7 million. $440.4 million of shares remains available for purchase under the Company’s previously announced $1 billion share buyback program.

P&C operations - Three and six months ended June 30

(U.S. dollars in thousands)

	Three months ended June 30		Six months ended June 30

	2011	2010	2011	2010

Gross premiums written	$1,762,443	$1,507,080	$3,861,563	$3,429,393
Net premiums written	1,306,059	1,114,604	3,020,341	2,711,129
Net premiums earned	1,306,125	1,216,313	2,577,821	2,479,914

Underwriting profit (loss)	67,049	94,673	(261,015)	88,063

Loss ratio	63.1%	61.4%	78.8%	66.1%
Underwriting expense ratio	31.8%	30.8%	31.3%	30.3%
Combined ratio	94.9%	92.2%	110.1%	96.4%

•

P&C gross premiums written (“GPW”) increased 16.9% from the prior year quarter, driven by an increase in the Insurance segment of 18.8% and in the Reinsurance segment of 12.1%. Insurance segment growth in GPW included new business initiatives, primarily in North American Property and Casualty, and the impact of foreign exchange. The increase in GPW for Reinsurance was attributable to increased new business and pricing in Property Catastrophe lines, a new international casualty treaty and increased volume on a U.K. motor treaty.

•

P&C net premiums earned (“NPE”) of $1.3 billion was comprised of $907.4 million from the Insurance segment and $398.7 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 4.5% and Reinsurance NPE increased by 14.7%.

•

The P&C loss ratio was 1.7 percentage points higher than the prior year quarter. Included in the loss ratio was favorable prior year development of $127.6 million compared to $82.3 million in the prior year quarter. The loss ratio was also impacted by natural catastrophe losses of $68.3 million, net of reinstatement premiums. In the prior year quarter, natural catastrophe losses were

$16.8 million, net of reinstatement premiums. Excluding prior year development and natural catastrophe losses, the second quarter loss ratio was 0.7 percentage points higher than the prior year quarter primarily due to an increased number of large marine and aerospace specialty losses.

•

Operating expenses were largely in-line with the fourth quarter of 2010 and first quarter of 2011. Increased expenses versus the prior year quarter related largely to the build-out of the Company’s previously announced initiatives including the office of strategic growth.

•

The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 99.4%, compared to 97.6% for the prior year quarter. The Insurance segment combined ratio on this basis was 103.5% for the quarter compared to 99.6% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 90.0% compared to 92.7% for the prior year quarter. Combined ratios in both segments were impacted by increased acquisition expenses due to profit commissions and other adjustments.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated August 2, 2011 and is available from the Investor Relations section of the XL Group website.

The Company will host a conference call to discuss its second quarter results on Tuesday, August 2, 2011 at 5:00 p.m. Eastern Time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on August 2, 2011, until 12 noon Eastern Time on September 2, 2011. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on August 2, 2011, until 12 noon Eastern Time on September 2, 2011, by dialing (203) 369-3232 or (800) 294-5428.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during the “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors;

(i) developments, including uncertainties related to the depth and duration of the recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (j) the impact of a possible downgrade of U.S. securities by credit rating agencies, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

# # #

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands)

		Three months ended June 30 (Unaudited)		Six months ended June 30 (Unaudited)
Income statement data:		2011	2010	2011	2010

Revenues:
Gross premiums written:
	- P&C operations	$1,762,443	$1,507,080	$3,861,563	$3,429,393
	- Life operations	100,281	92,838	197,940	205,739

Net premiums written:
	- P&C operations	1,306,059	1,114,604	3,020,341	2,711,129
	- Life operations	92,194	86,094	181,866	190,760

Net premiums earned:
	- P&C operations	1,306,125	1,216,313	2,577,821	2,479,914
	- Life operations	92,214	86,448	181,901	191,332

Net investment income		296,505	302,594	576,768	610,918
Net realized (losses) gains on investments		(9,544)	(61,386)	(75,981)	(97,562)
Net realized and unrealized (losses) gains on derivative instruments		(10,950)	(19,896)	(7,383)	(40,376)
Net income (loss) from investment affiliates		10,250	19,084	37,400	27,262
Fee income and other		10,582	9,535	19,514	17,953

	Total revenues	$1,695,182	$1,552,692	$3,310,040	$3,189,441

Expenses:
Net losses and loss expenses incurred	- P&C operations	$823,584	$747,165	$2,032,449	$1,639,365
Claims and policy benefits - Life operations		137,416	123,375	270,647	247,118
Acquisition costs		215,099	180,560	403,589	381,697
Operating expenses		266,098	244,867	526,625	473,975
Foreign exchange (gains) losses		(8,498)	(32,276)	1,016	(53,359)
Interest expense		55,099	49,149	109,246	98,219
Loss on settlement of guarantee			23,500	—	23,500
Amortization of intangible assets		44	464	509	929

	Total expenses	$1,488,842	$1,336,804	$3,344,081	$2,811,444

Net income (loss) before non-controlling interest, income tax and net income from operating affiliates		$206,340	$215,888	$(34,041)	$377,997

Income tax		24,826	42,976	(7,971)	72,812
Net (income) loss from operating affiliates		(46,251)	(21,013)	(59,887)	(32,619)

Net income (loss)		$227,765	$193,925	$33,817	$337,804

Non-controlling interests (Note 1)		(2,102)	80	(35,438)	81

Net income (loss) attributable to XL Group plc		$225,663	$194,005	$(1,621)	$337,885

Preference share dividends		—	(2,194)	—	(34,694)
Gain on repurchase of preference ordinary shares (Note 1)		—	—	—	16,616

Net income (loss) attributable to ordinary shareholders		$225,663	$191,811	$(1,621)	$319,807

Note 1: During the first quarter of 2011, the Redeemable Series C preference ordinary shares were reclassified as Non-controlling interest – Redeemable Series C preference ordinary shares and Series E preference ordinary shares were reclassified as Non-controlling interest in equity of consolidated subsidiaries on the Company’s consolidated balance sheet as a result of changes in ownership structure arising as part of the Company’s redomestication of the ultimate parent holding company to Ireland as of July 1, 2010. Accordingly, preference share dividends declared are recorded as Non-controlling interests rather than as Preference share dividends within the consolidated statements of income from July 1, 2010 onwards.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands, except per share amounts)

Selected balance sheet data:	As at June 30, 2011 (Unaudited)	As at December 31, 2010 (Note 1)

Total investments available for sale	$28,322,204	$27,677,553

Total fixed maturities, held to maturity	2,843,371	2,728,335

Cash and cash equivalents	2,859,342	3,022,868

Investments in affiliates	1,120,890	1,081,281

Unpaid losses and loss expenses recoverable	3,685,046	3,671,887

Total assets	46,621,512	45,023,351

Unpaid losses and loss expenses	20,954,317	20,531,607

Deposit liabilities	1,666,275	1,684,606

Future policy benefit reserves	5,215,549	5,075,127

Unearned premiums	4,205,084	3,484,830

Notes payable and debt	2,461,426	2,464,410

Non-controlling interest - Redeemable series C preference ordinary shares	71,150	71,900

Total shareholders’ equity	10,627,731	10,613,049

Diluted book value per ordinary share (Note 2)	$30.87	$29.78

Basic book value per ordinary share (Note 2)	$31.54	$30.37

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The dilutive impact of the Company’s equity security units has been included within fully diluted book value per ordinary share under the “treasury stock” method. Had this dilution been calculated under the “if-converted” method, the result would have been $30.19 per ordinary share at June 30, 2011.

XL Group plc

RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) for the three and six months ended June 30, 2011 and 2010.

	Three months ended June 30 (Unaudited)
(U.S. Dollars in thousands)	2011	2010

		(Note 4)

Net income (loss) attributable to ordinary shareholders	$225,663	$191,811

Net realized losses on investments, net of tax	9,398	57,927

Net realized and unrealized losses (gains) on derivatives, net of tax	12,592	19,899

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	938	62

Foreign exchange (gains) losses, net of tax	(5,458)	(27,125)

Operating net income (loss) (Note 1)	$243,133	$242,574

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$0.69	$0.56

Operating net income (loss) (Note 1)	$0.75	$0.71

Weighted average ordinary shares outstanding:

Basic	309,184,346	342,056,331
Diluted - Net income	341,988,940	342,877,695
Diluted - Operating net income	341,988,940	342,877,695

Return on ordinary shareholders’ equity:

Closing ordinary shareholders equity (Note 3)	$9,625,950	$9,505,004

Average ordinary shareholders’ equity (Note 3)	$9,446,574	$9,272,131

Operating net income (loss) (Note 1)	$243,133	$242,574

Annualized operating net income (loss) (Note 1)	972,532	970,296

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 1 and 3)	10.3%	10.5%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. Operating net income and annualized return on ordinary shareholders’ equity based on operating net income are “ non-GAAP financial measures.” The results from prior periods have been reclassified to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform to the current period presentation.

XL Group plc

RECONCILIATION (Continued)

	Six months ended June 30 (Unaudited)
(U.S. Dollars in thousands)	2011	2010

		(Note 4)

Net income (loss) attributable to ordinary shareholders	$(1,621)	$319,807

Net realized losses on investments, net of tax	72,713	94,169

Net realized and unrealized losses (gains) on derivatives, net of tax	7,383	40,116

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	64	(1,059)

Foreign exchange (gains) losses, net of tax	1,739	(44,231)

Gain on repurchase of non-controlling interest preference ordinary shares	(134)	(16,616)

Operating net income (loss) (Note 1)	$80,144	$392,186

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$(0.01)	$0.93

Operating net income (loss) (Note 1)	$0.25	$1.14

Weighted average ordinary shares outstanding:

Basic	310,325,037	342,049,240
Diluted - Net income	310,325,037	342,780,550
Diluted - Operating net income	315,279,299	342,780,550

Return on ordinary shareholders’ equity:

Closing ordinary shareholders equity (Note 3)	$9,625,950	$9,505,004

Average ordinary shareholders’ equity (Note 3)	$9,618,351	$8,967,558

Operating net income (loss) (Note 1)	$80,144	$392,186

Annualized Operating Net Income (Note 1)	$160,288	$784,372

Annualized Return on ordinary shareholders’ equity - operating net income (loss) (Notes 1 and 3)	1.7%	8.7%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. Operating net income and annualized return on ordinary shareholders’ equity based on operating net income are “ non-GAAP financial measures.” During the year, the Company amended its definition of operating net income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been reclassified to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) and (iii) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date) and fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of this variable. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of the Company’s preference ordinary shares are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating Net Income for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target Operating ROEs for its total operations, segments and lines of business. If the Company’s Operating ROE targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.